Proxy Voting Results

A special meeting of the funds' shareholders was held on January 18, 2006. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees. A
	# of Votes	% of Votes
Dennis J. Dirks
Affirmative	1,930,551,155.64	95.654
Withheld	87,723,590.30	4.346
TOTAL	2,018,274,745.94	100.000
Albert R. Gamper, Jr.
Affirmative	1,929,188,053.82	95.586
Withheld	89,086,692.12	4.414
TOTAL	2,018,274,745.94	100.000
Robert M. Gates
Affirmative	1,928,271,156.63	95.541
Withheld	90,003,589.31	4.459
TOTAL	2,018,274,745.94	100.000
George H. Heilmeier
Affirmative	1,929,924,148.99	95.622
Withheld	88,350,596.95	4.378
TOTAL	2,018,274,745.94	100.000
Abigail P. Johnson
Affirmative	1,921,154,526.16	95.188
Withheld	97,120,219.78	4.812
TOTAL	2,018,274,745.94	100.000
Edward C. Johnson 3d
Affirmative	1,919,752,941.40	95.119
Withheld	98,521,804.54	4.881
TOTAL	2,018,274,745.94	100.000
Stephen P. Jonas
Affirmative	1,928,513,087.92	95.553
Withheld	89,761,658.02	4.447
TOTAL	2,018,274,745.94	100.000
Marie L. Knowles
Affirmative	1,928,842,783.44	95.569
Withheld	89,431,962.50	4.431
TOTAL	2,018,274,745.94	100.000
Ned C. Lautenbach
Affirmative	1,928,555,572.73	95.555
Withheld	89,719,173.21	4.445
TOTAL	2,018,274,745.94	100.000
William O. McCoy
Affirmative	1,929,667,179.18	95.610
Withheld	88,607,566.76	4.390
TOTAL	2,018,274,745.94	100.000
Robert L. Reynolds
Affirmative	1,928,881,156.93	95.571
Withheld	89,393,589.01	4.429
TOTAL	2,018,274,745.94	100.000
Cornelia M. Small
Affirmative	1,930,293,320.58	95.641
Withheld	87,981,425.36	4.359
TOTAL	2,018,274,745.94	100.000
William S. Stavropoulos
Affirmative	1,927,399,663.24	95.497
Withheld	90,875,082.70	4.503
TOTAL	2,018,274,745.94	100.000
Kenneth L. Wolfe
Affirmative	1,929,442,292.10	95.599
Withheld	88,832,453.84	4.401
TOTAL	2,018,274,745.94	100.000
A Denotes trust-wide proposal and voting results.